EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY SEES MODEST IMPROVEMENT IN THIRD QUARTER RESULTS:
MANAGEMENT MAINTAINS ITS FULL YEAR EARNINGS OUTLOOK

New York, N.Y., November 29, 2016 - Tiffany & Co. (NYSE: TIF) reported that worldwide net sales increased 1% in the three months (“third quarter”) ended October 31, 2016, reflecting mixed results across geographic regions and product categories. Net earnings increased 5% in the third quarter and earnings per diluted share rose 9%.

In the third quarter:

•
Worldwide net sales rose 1% to $949 million and comparable store sales declined 2%. A modest increase in fashion jewelry sales was offset by softness in other product categories. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales were unchanged from the prior year and comparable store sales declined 3%.

•
Net earnings increased 5% to $95 million, or $0.76 per diluted share, from $91 million, or $0.70 per diluted share, in the prior year. The earnings growth reflects an improvement in gross margin and, to a lesser extent, lower interest and other expenses, partly offset by a lack of sales leverage on selling, general and administrative expenses.

In the year-to-date (nine months ended October 31):

•
Worldwide net sales of $2.8 billion were 4% below the prior year, and comparable store sales declined 6% due to varying rates of decline in all regions except Japan. On a constant-exchange-rate basis, worldwide net sales and comparable store sales were 4% and 7%, respectively, below the prior year.

•
Net earnings were $288 million, or $2.29 per diluted share, compared with $301 million, or $2.32 per diluted share, in the prior year. Earnings in the current year-to-date included a tax benefit of $0.05 per diluted share in the first quarter related to the settlement of a tax examination. Earnings in the first nine months of the prior year included an impairment charge of $0.05 per diluted share in the second quarter in respect of a loan to a diamond mining company (see “Non-GAAP Measures”).

Frederic Cumenal, chief executive officer, said, “We are encouraged by some early signs of improvement in sales trends, but we clearly need more positive data over time before this can be considered an inflection point. In this recent quarter, we saw a smaller sales decline in the U.S from earlier this year, while Asia-Pacific results reflected strong growth in mainland China and a relatively smaller decline in Hong Kong. Our business in Japan performed well which we attribute to spending by domestic consumers, but we believe the strengthening of the yen has negatively impacted purchases by Chinese consumers. We also saw relative strength in UK sales, but a continuation of softness on the European continent.”

He added, “This year, we’ve added exciting new designs across our jewelry and watch categories and are pleased with initial customer response. As the global environment continues to reflect economic and other challenges that we believe are continuing to affect customer demand, it is more important than ever that we remain focused on strategies to deliver extraordinary products and experiences to our customers. Over the long-term, our objective is to enhance profitability and productivity through sales growth and prudent expense and inventory management, while further strengthening our competitive position among global luxury brands.”

Net sales by region were as follows:

•
In the Americas, total sales of $417 million in the third quarter were 2% below the prior year, and sales of $1.25 billion in the year-to-date were 7% below the prior year; comparable store sales declined 2% and 7% in the respective periods. On a constant-exchange-rate basis, total sales declined 2% in the third quarter and 6% in the year-to-date; comparable store sales declined 2% and 7%, respectively. Management attributed the sales decline in the quarter to lower spending by U.S. customers which was largely offset by higher spending attributed to foreign tourists primarily from Japan.

•
In the Asia-Pacific region, total sales rose 4% to $247 million in the third quarter and declined 4% to $715 million in the year-to-date; comparable store sales declined 7% and 11%, respectively. On a constant-exchange-rate basis, total sales rose 3% in the third quarter and declined 2% in the year-to-date; comparable store sales declined 7% and 10%, respectively. In the quarter, management noted double-digit sales growth in China, solid retail and wholesale sales growth in Korea and a decelerating rate of sales decline in Hong Kong, as well as continued sales declines in Australia and Singapore.

•	In Japan, sales benefited from the yen strengthening versus the U.S. dollar, with total sales increasing 13% to $150 million in the third quarter and 10% to $419 million in the year-to-date, but were negatively affected by lower wholesale sales; comparable store sales rose 20% and 15%, respectively. However, on a constant-exchange-rate basis, total sales declined 4% in the third quarter and 3% in the year-to-date, reflecting lower wholesale sales, while comparable store sales rose 2% and 1%, respectively. Management noted higher spending attributed to local customers in the quarter, along with lower spending attributed to Chinese tourists in both periods.

•
In Europe, total sales declined 10% to $104 million in the third quarter and 10% to $312 million in the year-to-date; comparable store sales declined 14% and 15%, respectively. On a constant-exchange-rate basis, total sales declined 2% in the third quarter and 6% in the year-to-date; comparable store sales declined 7% and 11%, respectively. Management attributed soft demand across continental Europe, especially in France, to both local customers and foreign tourists, while strong local-currency sales growth in the United Kingdom was primarily attributable to higher foreign tourist spending.

•
Other sales rose 18% to $31 million in the third quarter due to increased wholesale sales of diamonds, and declined 7% to $71 million in the year-to-date as an increase in wholesale sales of diamonds was offset by lower retail sales in the United Arab Emirates (“UAE”). Comparable store sales declined 12% and 19% in the respective periods.

•
Tiffany opened four Company-operated stores in the third quarter and closed two existing locations, all in the Asia-Pacific region. At October 31, 2016, the Company operated 313 stores (125 in the Americas, 85 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE), versus 305 stores a year ago (125 in the Americas, 79 in Asia-Pacific, 56 in Japan, 40 in Europe, and five in the UAE).

Other highlights:

•
Gross margins (gross profit as a percentage of net sales) of 61.0% in the third quarter and 61.4% in the year-to-date were higher than 60.2% and 59.7%, respectively, in the prior year. The increases were due to lower product input costs, changes in product sales mix and price increases taken in the past year, partly offset by the impact of increased wholesale sales of diamonds.

•
SG&A expenses increased 4% in the third quarter primarily due to increases in store occupancy and depreciation expenses, marketing expenses, and labor and incentive compensation costs. SG&A expenses rose 1% in the year-to-date, primarily reflecting increased store occupancy and depreciation expenses, lower benefit costs and the effect of a loan impairment charge recorded last year.

•
The effective tax rates were 34.6% in the third quarter and 33.0% in the year-to-date, versus 35.5% and 34.8%, respectively, in the prior-year. The decline from last year in the year-to-date effective tax rate reflected the favorable impact of the conclusion of a tax examination in this year’s first quarter.

•
Cash and cash equivalents and short-term investments were $787 million at October 31, 2016, versus $725 million at October 31, 2015. Total debt (short-term and long-term) as a percentage of stockholders’ equity was 38% at October 31, 2016 and 37% at October 31, 2015.

•	Net inventories at October 31, 2016 were 2% lower than at October 31, 2015.

•	Capital expenditures were $157 million and $159 million in the nine months ended October 31, 2016 and 2015.

•
The Company repurchased approximately 455,000 shares of its Common Stock in the third quarter at an average cost of approximately $68 per share, and repurchased approximately 2.8 million shares at an average cost of approximately $65 per share in the year-to-date. At October 31, 2016, approximately $313 million remained available for repurchases under a program that authorizes the repurchase of up to $500 million of the Company’s Common Stock and that expires on January 31, 2019.

•
With respect to the impact of recent election-related activity near the Company’s New York Flagship store, management has noted some adverse effect on traffic in that store and a continuation of sales softness relative to prior year and to the Company’s other U.S. stores this year. That store represented less than 10% of worldwide net sales for the three and nine-month periods ended October 31, 2016, as well as for each quarter in fiscal 2015. The Company cannot provide any assurance that sales in that store will not be negatively affected by this activity in the fourth quarter or in any future period.

Outlook:
For the full 2016 fiscal year, management is maintaining its outlook to expect: (i) worldwide net sales declining by a low single-digit percentage from the prior year and (ii) earnings per diluted share declining by a mid-single-digit percentage from 2015’s adjusted earnings (which excluded loan impairment and certain staffing and occupancy charges - see “Non-GAAP Measures”). These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) worldwide gross retail square footage increasing 3%, net through 11 store openings, 6 relocations and 6 closings; (ii) operating margin below the prior year (excluding the prior year’s charges - see “Non-GAAP Measures”) due to an anticipated increase in gross margin more than offset by SG&A expense growth; (iii) interest and other expenses, net unchanged from 2015; (iv) an effective income tax rate lower than the prior year; (v)

the U.S. dollar unchanged at current spot rates versus other foreign currencies for the balance of the year; and (vi) weighted average diluted shares outstanding lower than in fiscal 2015.

Management also expects for the full 2016 fiscal year: (i) net cash provided by operating activities of at least $660 million and (ii) free cash flow (net cash provided by operating activities less capital expenditures - see “Non-GAAP Measures”) of at least $400 million. These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) net inventories unchanged from the prior year, (ii) capital expenditures of $250 million and (iii) net earnings in line with management’s expectations as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcements:
The Company expects to report its sales results for the two month holiday period ending December 31, 2016 on Tuesday January 17th before the market opens. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
The historical trends and results reported in this document and on our third quarter earnings call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Outlook” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; growth opportunities; litigation outcomes and recovery related thereto; the collectability of amounts due under financing arrangements with diamond mining and exploration companies; and certain ongoing or planned product, marketing, retail, manufacturing, information systems development, upgrades and replacement, and other operational and strategic initiatives.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; shifting tourism trends; regional instability, violence (including terrorist activities), election-related or other political activities or events, and weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased; and our ability to successfully control costs and execute on, and achieve the expected benefits from, the operational and strategic initiatives referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2016 vs. 2015			Year-to-date 2016 vs. 2015
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	1%	1%	—%	(4)%	—%	(4)%
Americas	(2)	—	(2)	(7)	(1)%	(6)
Asia-Pacific	4	1	3	(4)	(2)%	(2)
Japan	13	17	(4)	10	13%	(3)
Europe	(10)	(8)	(2)	(10)	(4)%	(6)
Other	18	—	18	(7)	—%	(7)

Comparable Store Sales:
Worldwide	(2)%	1%	(3)%	(6)%	1%	(7)%
Americas	(2)	—	(2)	(7)	—%	(7)
Asia-Pacific	(7)	—	(7)	(11)	(1)%	(10)
Japan	20	18	2	15	14%	1
Europe	(14)	(7)	(7)	(15)	(4)%	(11)
Other	(12)	—	(12)	(19)	—%	(19)

Net Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Impairment charge [a]	Non-GAAP
Nine Months Ended October 31, 2015
SG&A expenses	$1,227.3	$(9.6)	$1,217.7
As a % of net sales	42.4%		42.1%
Earnings from operations	499.2	9.6	508.8
As a % of net sales	17.3%		17.6%
Provision for income taxes [c]	160.4	3.3	163.7
Net earnings	300.7	6.3	307.0
Diluted earnings per share	2.32	0.05	2.37

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Specific cost-reduction initiatives [b]	Non-GAAP
Year Ended January 31, 2016
SG&A expenses	$1,731.2	$(37.9)	$(8.8)	$1,684.5
As a % of net sales	42.2%			41.0%
Earnings from operations	760.1	37.9	8.8	806.8
As a % of net sales	18.5%			19.7%
Provision for income taxes [c]	246.0	13.6	3.2	262.8
Net earnings	463.9	24.3	5.6	493.8
Diluted earnings per share	3.59	0.19	0.05	3.83

[a]	Expenses associated with impairment charges related to a financing arrangement with Koidu Limited.

[b]
Expenses associated with specific cost-reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

[c]
The income tax effect has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying item.

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Net sales	$949.3	$938.2	$2,772.2	$2,891.2

Cost of sales	369.8	373.7	1,070.1	1,164.7

Gross profit	579.5	564.5	1,702.1	1,726.5

Selling, general and administrative expenses	424.3	408.1	1,237.4	1,227.3

Earnings from operations	155.2	156.4	464.7	499.2

Interest and other expenses, net	9.7	15.2	34.5	38.1
Earnings from operations before income taxes	145.5	141.2	430.2	461.1

Provision for income taxes	50.4	50.2	141.9	160.4

Net earnings	$95.1	$91.0	$288.3	$300.7

Net earnings per share:

Basic	$0.76	$0.71	$2.30	$2.33
Diluted	$0.76	$0.70	$2.29	$2.32

Weighted-average number of common shares:

Basic	124.6	128.6	125.3	129.0
Diluted	124.9	129.1	125.7	129.5

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	October 31, 2016	January 31, 2016	October 31, 2015
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$786.7	$886.6	$725.1
Accounts receivable, net	214.0	206.4	206.5
Inventories, net	2,303.1	2,225.0	2,347.0
Prepaid expenses and other current assets	205.4	190.4	204.2

Total current assets	3,509.2	3,508.4	3,482.8

Property, plant and equipment, net	951.8	935.8	912.2
Other assets, net	678.1	677.4	762.5

	$5,139.1	$5,121.6	$5,157.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$219.5	$221.6	$198.3
Current portion of long-term debt	—	84.2	82.6
Accounts payable and accrued liabilities	313.1	329.1	323.4
Income taxes payable	32.6	27.1	30.6
Merchandise credits and deferred revenue	70.5	67.9	73.4

Total current liabilities	635.7	729.9	708.3

Long-term debt	885.7	790.0	789.8
Pension/postretirement benefit obligations	448.0	428.1	545.8
Other long-term liabilities	194.6	189.0	184.7
Deferred gains on sale-leasebacks	50.0	55.1	57.9
Stockholders’ equity	2,925.1	2,929.5	2,871.0

	$5,139.1	$5,121.6	$5,157.5

TIF - E